Exhibit 99.1

INNOSPEC REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Improved growth in revenue and operating income in all core businesses

Net sales up 9 percent; Operating income up 15 percent; Operating income before restructuring charge up 32 percent

GAAP EPS down 12 percent; Adjusted EPS up 20 percent; Strong cash generation has reduced leverage

Dividend for 2018 increased by 15 percent; New share repurchase plan of $100 million

Englewood, CO. – November 6, 2018 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2018. At the same time, the Company announced that it has declared a semi-annual dividend of $0.45 per common share for the second half of 2018, which will be paid on November 29, 2018 to shareholders of record as of November 19, 2018. This brings the annual dividend to $0.89 per share, a 15 percent increase over 2017. The Company also announced that the Board had approved the repurchase of up to $100 million of Innospec stock over the next three years.

Total net sales for the third quarter were $363.1 million, up 9 percent from the $332.4 million reported in the corresponding quarter last year. Net income was $20.6 million, or $0.84 per diluted share, compared to $23.3 million, or $0.95 per diluted share, recorded a year ago. Adjusted EBITDA for the quarter was $44.7 million compared to $44.5 million in 2017’s third quarter.

Results for this quarter include several special items, which are summarized in the table below. Excluding these special items, adjusted non-GAAP EPS was $1.20 per diluted share, compared to $1.00 per diluted share a year ago. Innospec closed the quarter with net debt of $136.8 million, down substantially from $162.2 million at the end of the second quarter. Cash generation in the quarter was strong, with net cash provided by operating activities of $34.8 million before capital expenditures of $9.5 million.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2018			Quarter ended September 30, 2017
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$30.4	$20.6	$0.84	$29.9	$23.3	$0.95

Restructuring charge	4.8	3.9	0.16	—	—	—
Amortization of acquired intangible assets	4.7	3.7	0.15	5.0	3.2	0.13
Foreign currency exchange losses/(gains)	2.5	1.7	0.07	(1.8)	(1.4)	(0.06)
Adjustment of income tax provisions	—	(0.6)	(0.02)	—	(0.5)	(0.02)

	12.0	8.7	0.36	3.2	1.3	0.05

Adjusted non-GAAP amounts	$42.4	$29.3	$1.20	$33.1	$24.6	$1.00

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer said,

“This has been an excellent quarter for Innospec. The results are entirely in line with the direction we indicated last quarter, indicating that our strategy is a strong foundation for continued success. All of our core businesses showed sales and margin improvements which combined with careful cost control has driven outstanding operating income improvements. Overall, revenue is up 9 percent and operating income before restructuring charges is up 32 percent on the same quarter last year, which gives us great confidence in our business.”

“We have also delivered much improved cash generation, in line with the indications we gave last quarter.”

“Fuel Specialties has combined solid volume growth with an expansion of margins back to the higher end of our expected range, as customers in automotive, marine and power applications continued to value our exceptional technology and service.”

“Performance Chemicals built on its strong performance in the first half of the year, delivering 4 percent sales growth in the third quarter and a significant improvement in gross margins which has helped drive a 28 percent increase in operating income. We feel that continued new product launches are underpinning a steady expansion of our portfolio, which is resonating well with our personal and homecare customers.”

“We have been very clear about our priorities in Oilfield Services and that focus is clearly paying dividends. Not only have we recorded a substantial increase in sales, but margins are now moving sequentially in the right direction, as our recent actions start to come to fruition. We believe that our direction is now well established and that we have further improvement to come.”

“Octane Additives delivered sales as we had indicated, at a rate slightly lower than the same period last year. Overall, the prognosis for this business remains unchanged.”

“Even with our Octane Additives segment slightly down on the quarter compared to 2017, we have increased our adjusted EPS by 20 percent, which is a great achievement in a challenging environment.”

“In our results, we have included a provision for the redundancy costs associated with the closure of our site at Everberg, Belgium, which we announced on October 16, 2018.”

Net sales in Fuel Specialties for the quarter were $134.9 million, a 4 percent increase from $130.1 million last year. Volumes increased by 3 percent, combined with a positive price/mix of 1 percent. Gross margins in the segment were 36.2 percent, towards the higher end of our expected range, moving up by 3.0 percentage points sequentially, and 1.9 percentage points above the same period last year. Operating income for the quarter was $28.8 million, up 15 percent from last year’s $25.1 million.

In Performance Chemicals, net sales of $114.8 million were up 4 percent on last year driven by volume growth of 3 percent and a favorable price/mix of 1 percent. As anticipated, the segment’s gross margin improved to 22.0 percent in the quarter, up from 18.8 percent in the same period last year and up 2.0 percentage points sequentially. Operating income of $12.4 million for the quarter was up 28 percent compared to the $9.7 million recorded a year ago.

Sales in Oilfield Services were $104.2 million, up 27 percent on the third quarter of 2017, driven by an improvement in customer activity. Volumes were up by 24 percent and there was a positive price/mix impact of 3 percent. Gross margins improved sequentially to 32.1 percent from 30.1 percent in the second quarter, but were down from 34.8 percent in the same period last year, as we continue to work to recover inflationary costs. Operating income of $7.0 million in the quarter was almost 4 times higher than the $1.8 million reported in the same period last year.

In Octane Additives, net sales for the quarter were $9.2 million, with the current order being fulfilled as expected. Gross margin was 37.0 percent reflecting lower production volume and operating income of $2.7 million was down compared to the $4.4 million recorded a year ago.

Corporate costs were $12.7 million and within our expected range, up from $12.0 million a year ago. The effective tax rate for the quarter was 32.2 percent compared to 22.1 percent in 2017 as a consequence of the geographical location of profits.

Net cash provided by operating activities in the quarter was $34.8 million, compared to $46.1 million a year ago. As of September 30, 2018, Innospec had $91.4 million in cash and cash equivalents, and total debt of $228.2 million.

Mr. Williams concluded,

“We continue to see the benefits of our strategy in our improved performance and we have delivered excellent financial results.”

“We have shown that we can drive sustainable growth and improve margins in line with the expectations we set in previous quarters. There are still many opportunities for improving the quality of our business that we believe we can deliver in the coming years.”

“Our cash flow has improved from the first half of the year and we will continue to focus on key actions which we believe will further enhance cash generation in the final quarter.”

“We remain engaged with a number of acquisition opportunities, which we expect would enhance our business. However, it’s important to note that we have several significant organic growth opportunities available to us and any further acquisitions are not imperative in any of our business units. We will remain disciplined in our approach.”

“The continued successful delivery of our strategy has allowed the Board to approve further returns of shareholder value. We are increasing our dividend again and the total dividend of 89 cents for 2018 is 15 percent up on last year. At the same time, the Board has approved a new stock repurchase program allowing the buyback of $100 million of stock over the next three years. This is a further demonstration that our business model will continue to deliver shareholder benefits in the future.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of restructuring charge, amortization of acquired intangible assets, foreign currency exchange losses/(gains) and adjustment of income tax provisions. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield

Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except share and per share data)	2018	2017	2018	2017
Net sales	$363.1	$332.4	$1,081.9	$953.0
Cost of goods sold	(252.1)	(233.6)	(763.6)	(658.2)

Gross profit	111.0	98.8	318.3	294.8

Operating expenses:
Selling, general and administrative	(64.7)	(61.9)	(197.8)	(180.4)
Research and development	(8.1)	(7.9)	(25.1)	(23.8)
Restructuring charge	(4.8)	—	(4.8)	—
Loss on disposal of subsidiary	—	—	—	(1.0)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)

Total operating expenses	(77.6)	(69.8)	(227.7)	(207.0)

Operating income	33.4	29.0	90.6	87.8
Other (expense)/income, net	(1.2)	3.0	4.3	6.4
Interest expense, net	(1.8)	(2.1)	(5.3)	(6.3)

Income before income taxes	30.4	29.9	89.6	87.9
Income taxes	(9.8)	(6.6)	(25.0)	(21.3)

Net income	$20.6	$23.3	$64.6	$66.6

Earnings per share:
Basic	$0.84	$0.97	$2.65	$2.76
Diluted	$0.84	$0.95	$2.63	$2.71

Weighted average shares outstanding (in thousands):
Basic	24,419	24,137	24,399	24,119
Diluted	24,597	24,565	24,580	24,569

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2018	2017	2018	2017
Net sales:
Fuel Specialties	$134.9	$130.1	$412.5	$377.8
Performance Chemicals	114.8	110.3	357.7	309.7
Oilfield Services	104.2	81.9	292.1	224.5
Octane Additives	9.2	10.1	19.6	41.0

	363.1	332.4	1,081.9	953.0

Gross profit:
Fuel Specialties	48.8	44.6	141.8	135.9
Performance Chemicals	25.3	20.7	74.5	54.8
Oilfield Services	33.5	28.5	93.5	82.9
Octane Additives	3.4	5.0	8.5	21.2

	111.0	98.8	318.3	294.8

Operating income:
Fuel Specialties	28.8	25.1	80.7	76.0
Performance Chemicals	12.4	9.7	34.2	22.2
Oilfield Services	7.0	1.8	14.1	8.5
Octane Additives	2.7	4.4	6.5	19.2
Corporate costs	(12.7)	(12.0)	(40.1)	(35.3)

	38.2	29.0	95.4	90.6
Restructuring charge	(4.8)	—	(4.8)	—
Loss on disposal of subsidiary	—	—	—	(1.0)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)

Total operating income	$33.4	$29.0	$90.6	$87.8

Schedule 2B

NON-GAAP MEASURES	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2018	2017	2018	2017
Net income	$20.6	$23.3	$64.6	$66.6
Interest expense, net	1.8	2.1	5.3	6.3
Income taxes	9.8	6.6	25.0	21.3
Depreciation and amortization:
Fuel Specialties	1.0	1.2	2.9	3.6
Performance Chemicals	4.9	4.4	14.6	12.6
Oilfield Services	4.2	4.5	12.7	13.7
Octane Additives	0.3	0.2	0.9	0.6
Corporate costs	2.1	2.2	6.3	6.2
Fair value acquisition accounting	—	—	—	1.7

Adjusted EBITDA	44.7	44.5	132.3	132.6

Adjusted EBITDA:
Fuel Specialties	29.8	26.3	83.6	79.6
Performance Chemicals	17.3	14.1	48.8	36.5
Oilfield Services	11.2	6.3	26.8	22.2
Octane Additives	3.0	4.6	7.4	19.8
Corporate costs	(10.6)	(9.8)	(33.8)	(29.1)

	50.7	41.5	132.8	129.0
Restructuring charge	(4.8)	—	(4.8)	—
Loss on disposal of subsidiary	—	—	—	(1.0)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)
Other (expense)/income, net	(1.2)	3.0	4.3	6.4

Adjusted EBITDA	$44.7	$44.5	$132.3	$132.6

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation, amortization and the fair value acquisition accounting relating to Performance Chemicals.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2018	December 31, 2017
Assets

Current assets:
Cash and cash equivalents	$91.4	$90.2
Trade and other accounts receivable	287.8	244.5
Inventories	261.9	209.8
Prepaid expenses	8.4	13.1
Prepaid income taxes	9.8	2.8
Other current assets	—	1.1

Total current assets	659.3	561.5

Net property, plant and equipment	194.7	196.0
Goodwill	366.3	361.8
Other intangible assets	142.3	163.3
Deferred tax assets	6.2	6.5
Pension asset	121.4	116.0
Other non-current assets	6.9	5.1

Total assets	$1,497.1	$1,410.2

Liabilities and Stockholders’ Equity

Current liabilities:
Bank overdraft	$0.5	$—
Accounts payable	127.4	117.9
Accrued liabilities	122.9	104.1
Current portion of long-term debt	15.8	15.8
Current portion of finance leases	2.0	2.7
Current portion of plant closure provisions	4.0	5.2
Current portion of accrued income taxes	17.9	15.8

Total current liabilities	290.5	261.5

Long-term debt, net of current portion	208.1	202.6
Finance leases, net of current portion	1.8	3.2
Plant closure provisions, net of current portion	44.9	40.9
Accrued income taxes, net of current portion	39.7	41.7
Unrecognized tax benefits, net of current portion	3.2	2.5
Deferred tax liabilities	46.7	45.0
Pension liabilities and post-employment benefits	16.6	16.5
Other non-current liabilities	5.3	2.0
Equity	840.3	794.3

Total liabilities and equity	$1,497.1	$1,410.2

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
(in millions)	2018	2017
Cash Flows from Operating Activities

Net income	$64.6	$66.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37.9	37.2
Deferred taxes	2.4	3.7
Loss on disposal of subsidiary	—	1.0
Foreign exchange loss on liquidation of subsidiary	—	1.8
Cash contributions to defined benefit pension plans	(0.8)	(0.8)
Non-cash movements on defined benefit pension plans	(3.2)	(2.7)
Stock option compensation	3.0	3.4
Changes in working capital	(66.7)	(69.9)
Movements in accrued income taxes	(6.4)	(2.7)
Movements in plant closure provisions	3.0	2.9
Movements in unrecognized tax benefits	0.7	(0.5)
Movements in other assets and liabilities	0.6	(4.8)

Net cash provided by operating activities	35.1	35.2

Cash Flows from Investing Activities

Capital expenditures	(20.0)	(16.4)
Business combinations, net of cash acquired	(5.4)	2.6
Acquisition of intangible asset	—	(4.2)
Internally developed software	(0.8)	(4.1)

Net cash used in investing activities	(26.2)	(22.1)

Cash Flows from Financing Activities

Net receipt/(repayment) of revolving credit facility	5.0	(40.0)
Receipt of short-term borrowing	0.5	—
Net repayment of finance leases	(2.1)	(1.7)
Dividend paid	(10.7)	(9.2)
Issue of treasury stock	1.1	1.0
Repurchase of common stock	(1.2)	(1.0)

Net cash used in financing activities	(7.4)	(50.9)
Effect of foreign currency exchange rate changes on cash	(0.3)	1.4

Net change in cash and cash equivalents	1.2	(36.4)
Cash and cash equivalents at beginning of period	90.2	101.9

Cash and cash equivalents at end of period	$91.4	$65.5

Amortization of deferred finance costs of $0.5 million (2017 - $0.5 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.